U.S. SECURITIES AND EXCHANGE COMMISSION
                         Washington, DC 20549

                                Form 8-K

                             CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of
                    the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported):  October 26, 1995


                   California Micro Devices Corporation
             (Exact name of registrant as specified in its charter)



       California                      33-399-77              94-2672609
(State or other jurisdiction          (Commission           (IRS Employer
   of Incorporation)                  File Number)        Identification No.)



    215 Topaz Street, Milpitas, CA                               95035-5430
(Address of principal executive offices)                         (Zip Code)



  Registrant's telephone number, including area code:          (408)263-3214


                              Not Applicable
       (Former name or former address, if changed since last report)


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Item 5.	Information Released

On October 26, 1995, California Micro Devices Corporation (the "Company") released certain information regarding the Company's second quarter 1996 financials.



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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:  November 3, 1995                 CALIFORNIA MICRO DEVICES CORPORATION



                                         By:  /s/ Scott Hover-Smoot
                                              Scott Hover-Smoot
                                              Secretary


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	                                   						NEWS RELEASE

                                   							Company     Jeffrey C. Kalb
                                   							Contact:    President and CEO
                                      								        (408) 263-3214

                                   							Agency:     Ira Weingarten
                                   							Contact:    Equity Communications
                                           								   (805) 897-1880

                                   							For release at 1:00 PM Pacific time


               ACCELERATING PRODUCT SALES DRIVE Q2 EARNINGS AT CMD

Milpitas, CA, October 26, 1995 -- California Micro Devices Corporation, headquartered here,today said it reported net income of $836,000, or $0.08 per share, on revenues of $9.6 million, for the second fiscal quarter ended September 30, 1995. This compares with a loss of $1,621,000, or ($0.19) per share, on revenues of $7.8 million for the three month period ended September 30, 1994. Average shares and share equivalents outstanding increased to 10,964,000 from 8,537,000 at September 30, 1994, including 1,500,000 shares held in trust for the tentative settlement of class action shareholder lawsuits.

For the six months ended September 30, 1995, the Company reported net income of $1,353,000, or $0.13 per share, on revenues of $18.3 million. This compares with a loss of $9.0 million, or ($1.06) per share, on revenues of $19.9 million for the six months ended September 30, 1994.

According to Jeffrey Kalb, CMD president and chief executive officer, "We are pleased with the results for the second quarter and look forward to ongoing improvement in our operations. Our results for the past two quarters are a clear indication that we have turned the Company around. We continue to gain new customers and increase business with existing ones, and are especially pleased with the rapid increase in revenues from our thin film product line and its acceptance into new designs. Our business has been focused on areas that provide the greatest possibilities for growth and profit, and our strong balance sheet provides us with the resources and the staying power to grow the Company into a significant market power."

Net product sales totaled $9.3 million for the fiscal 1996 second quarter, ended September 30, 1995, as compared with $7.6 million during the quarter ended September 30, 1994. Technology related revenues were $307,000 compared with $255,000 in the year earlier quarter.

For the three months ended September 30, 1995, gross margins on product sales increased to 43% of product sales compared to 19% in the year earlier period due to improved operating efficiencies and increased sales of higher margin thin film products. Operating expenses remain high primarily due to over $300,000 of legal costs associated with shareholder litigation and related matters.

For the six months ended September 30, 1995, product sales were $17.7 millioncompared with $13.9 million in the year earlier period.
Technology related revenue was $610,000 compared

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with $6.0 million during the six months ended September 30, 1994, due to a one-time sale of technology to Hitachi Metals, Ltd. during the quarter ended June 30, 1994.

For the six months ended September 30, 1995, gross margins on product sales were 43% of sales. Gross margins for the year earlier six-month period were negative due to inventory write-downs and warranty reserves booked in the quarter ended June 30, 1994 (as restated). Operating expenses during the six months ended September 30, 1995, were negatively impacted by over $500,000 of legal costs associated with shareholder litigation and other matters.

Both the three months and the six months ended September 30, 1994, include a $835,000 charge, or ($0.10) per share, reflecting the cumulative effect of change in accounting principle related to a change in the method of recognizing revenue on sales to distributors.

California Micro Devices is a designer, manufacturer and marketer of integrated passive electronic components, which it calls IPEC(TM). CMD'S silicon-based, thin film products are smaller, faster and integrate well into the major electronic industry trends toward smaller, portable equipment, higher frequencies and greater functionality.

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